Exhibit 23.1
Global Traffic Network, Inc.
880 Third Avenue
New York, New York 10022
UNITED STATES OF AMERICA
Consent of Independent Registered Public Accounting Firm
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-139952 and 333-159527) of Global Traffic Network, Inc. of our reports dated September 10, 2009, relating to the consolidated financial statements, and the effectiveness of Global Traffic Network, Inc.’s internal control over financial reporting, which appear in this Form 10-K.
BDO Kendalls Audit & Assurance (NSW — VIC) Pty Limited
Sydney, NSW, Australia
September 10, 2009